Exhibit 99.02

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy elects two new board members

Netha Johnson and George Kehl will join the board,

effective March 1

Minneapolis (February 19, 2020) – Xcel Energy has elected two new members to its board of directors, effective March 1.

Netha Johnson is an executive with more than two decades of leadership experience in billion-dollar global companies, including Albemarle Corporation, where he currently serves as President of Bromine Specialties and Global IT.

Prior to joining Albemarle in 2018, Johnson was well-known for his leadership roles at 3M and at Pentair, where he was directly responsible for over $1 billion in P & L in various divisions, including Electrical Markets and Advanced Materials.

Johnson worked overseas for more than eight years, where he led strategic initiatives to improve processes and grow sales for two different technology companies. Prior to starting his business career, he was an officer in the United States Navy.

Johnson holds a B.S. in Aerospace Engineering from the University of Southern California, Los Angeles and an M.B.A. from Duke University.

George Kehl is a strategic and financial expert who recently retired after a 38-year career at KPMG where he held numerous roles, including managing partner and business unit audit partner in charge. Throughout his career, Kehl provided invaluable audit services to many Fortune 250 companies including: audits of consolidated financial statements, financial reporting and review of internal controls, along with managing regulatory, legal and compliance risks.

As managing partner, Kehl oversaw two major metropolitan offices driving revenue growth and leading new business development. He recently led the community engagement and brand management efforts in the Minneapolis-St. Paul marketplace where he forged strong relationships with key executives in the community. He also served on many boards, including the Science Museum of Minnesota, the Minnesota Business Partnership and the local chapter of the National Association of Corporate Directors.

Kehl is an Audit Committee Financial Expert under Section 407 of the Sarbanes Oxley Act of 2002 and a Certified Public Accountant in Florida and Minnesota. He holds a B.S. in Accounting from the University of Florida.

“We are delighted to welcome Netha and George to join our board of directors and look forward to the wealth of experience they will bring,” said Ben Fowke, chairman, president and CEO of Xcel Energy. “They are both exceptional leaders in their respective fields and will bring fresh perspectives and new skillsets that will serve Xcel Energy well.”

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About Xcel Energy

Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.